                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-23355

                    SUPPLEMENT NO. 1 DATED AUGUST 18, 1997
                       TO PROSPECTUS DATED JUNE 13, 1997
                   RELATING TO $98,000,000 PRINCIPAL AMOUNT
                6% CONVERTIBLE SUBORDINATED NOTES DUE 2003 AND
        4,286,964 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF
                           OFFSHORE LOGISTICS, INC.


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated June 13, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-23355. Any cross references in this Supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of August 14, 1997 (subject to the qualification set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of August 14, 1997 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                                 PRINCIPAL
                                                  PRINCIPAL      AMOUNT OF      COMMON STOCK    COMMON STOCK
    NAME OF SELLING                               AMOUNT OF    NOTES OFFERED   OWNED PRIOR TO      OFFERED
    SECURITYHOLDER                               NOTES OWNED      HEREBY         OFFERING (1)     HEREBY (2)
Associated Electric and
  Gas Insurance                                 $   300,000    $   300,000          13,123         13,123

Champion International
  Corp. Master
  Retirement Trust                                  750,000        750,000          32,808         32,808

Delta Airlines Master Trust                      1,700,000       1,700,000          74,365         74,365

The Dow Chemical Company Employees
  Retirement Plan                                 1,000,000      1,000,000          43,744         43,744

The Fondren Foundation                               50,000         50,000           2,187          2,187

Lindner Dividend Fund                             3,230,000      3,230,000         141,294        141,294

Lincoln National
  Convertible Securities Fund                     1,775,000      1,775,000          77,646         77,646

Lincoln National Life Insurance                   4,615,000      4,615,000         201,881        201,881

Port Authority of Allegheny County
  Retirement and Disability Allowance
  Plan for Employees Represented by Local 85
  of the Amalgamated Transit Union                  850,000        850,000          37,182         37,182

RJR Nabisco Defined
  Benefit Master Trust                              700,000        700,000          30,621         30,621

United Food and Commercial Workers
  Local 1262 and Employees Pension Fund             285,000        285,000          12,467         12,467

United National Life Insurance                       85,000         85,000           3,718          3,718

Walker Art Center                                   250,000        250,000          10,936         10,936

Weirton Trust                                       525,000        525,000          22,965         22,965
                                                -----------    -----------         -------        -------
  TOTAL...................                      $16,115,000    $16,115,000         704,937        704,937
                                                ===========    ===========         =======        =======



(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.